Exhibit 21.1

Subsidiaries and Where Organized

Subsidiary                                                                              Where Organized

Telesource Northern Mariana Islands (“TCNMI”)       Commonwealth of Northern Mariana Islands

Telesource Fiji Limited (“TFL”)              Republic of Fiji

TransRadio SenderSysteme Berlin, A.G.              Germany

Pernix/SHBC, Joint Venture               Illinois, U.S.A.